Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-34789, 333-80449, 333-97969, 333-87491, and 333-91507) pertaining to the 1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the 2002 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and the AMETEK 401(K) Plan for Acquired Businesses, and the AMETEK Inc. Deferred Compensation Plan, respectively, and to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-75892), and in the related Prospectuses, of our report dated June 17, 2005, with respect to the financial statements and schedule of the AMETEK Retirement and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 17, 2005